Cathay General Bancorp Completes Merger Between Cathay Bank And Far East National Bank

LOS ANGELES, Oct. 27, 2017 /PRNewswire/ -- Cathay General Bancorp (NASDAQ: CATY), the holding company for Cathay Bank, announced today that it has completed the bank merger between Far East National Bank and Cathay Bank. As a result of the merger, Far East National Bank was merged with and into Cathay Bank, with Cathay Bank as the surviving entity.

In July 2017, Cathay General Bancorp acquired SinoPac Bancorp, the U.S. subsidiary of Bank SinoPac Co. Ltd. and the parent company of Far East National Bank for a total consideration of approximately $351.6 million plus additional post closing payments based on the realization of certain assets of Far East National Bank.

"For many years, Cathay Bank and Far East National Bank have grown alongside the same communities and have shared similar attributes and business values. The combined bank is stronger where customers will benefit from a broadened suite of Cathay products and services with a bigger branch network," said Pin Tai, CEO and President of Cathay Bank.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 43 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Taipei, Shanghai, and Beijing. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com and Cathay Bank's website is found at www.cathaybank.com. Information set forth on such websites are not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Some of these risks are described in the Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2016 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CONTACT: Heng W. Chen, (626) 279-3652